EXHIBIT 99.2

         COOPERATIVE BANKSHARES, INC. ANNOUNCES SECOND QUARTER DIVIDEND

For immediate release:

Wilmington, N.C., May 20, 2008--Cooperative Bankshares, Inc. (NASDAQ: "COOP"), announced that on May 20, 2008 the Board of Directors declared the 2008 second quarter dividend of $0.05 per share. The dividend is payable on or about July 16, 2008 to stockholders of record as of July 1, 2008.

Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Chartered in 1898, Cooperative Bank provides a full range of financial services through 23 offices in North Carolina and two offices in South Carolina. Cooperative Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina.




For Additional Information
Frederick Willetts, III, President/ CEO
Todd L. Sammons, CPA, Senior Vice President/ CFO
Linda B. Hopkins, Vice President/ Secretary
910-343-0181